EXHIBIT 99.1


                 COLONIAL COMMERCIAL CORP. REPORTS THIRD QUARTER
                AND NINE MONTHS ENDED SEPTEMBER 30, 2004 RESULTS
                      CITES INCREASE IN REVENUES AND INCOME

HICKSVILLE, New York (November 12, 2004) - Colonial Commercial Corp. ("Colonial") (NASD Bulletin Board: "CCOM," "CCOMP"), today announced its financial results for the third quarter and nine months ended September 30, 2004.

For the quarter ended September 30, 2004, revenues increased 43.0% to $16,185,005, compared with revenues of $11,321,632 in the 2003 quarter. These results included RAL Supply Group, Inc. ("RAL"), which was acquired on September 30, 2003, and American/Universal Supply Inc. ("American"), which was a new operation that commenced on or about July 1, 2003, and increased market penetration in the core business of Universal Supply Group, Inc. ("Universal"), Colonial's major subsidiary. Gross margin dollars increased by $1,507,289 over the 2003 period. Gross margins expressed as a percentage of sales increased from 28.5% in 2003 to 29.2% in 2004, primarily due to increases in sales of deluxe higher margin products.

The Company reported net income of $839,082, which included a net income tax benefit of $516,000 compared to net income of $325,659 in the 2003 quarter. The 2004 period included a non-cash charge of $33,960 for stock-based compensation compared to no stock-based compensation charge in the 2003 period.

For the nine months ended September 30, 2004, revenues increased 47.7% to $44,859,290, compared with revenues of $30,368,961 in the 2003 period. Simultaneously, gross margin dollars increased by $4,651,635 substantially and directly related to the sales increases. Gross margins expressed as a percentage of sales increased from 28.6% in 2003 to 29.7% in 2004, primarily due to increases in sales of deluxe higher margin products.

The Company reported net income of $1,203,337, which included a net income tax benefit of $645,600, compared to net income of $437,394, which included a net income tax benefit of $91,371 in the 2003 period. The 2004-period included a non-cash charge of $84,900 for stock based compensation, compared to no stock based compensation charge in the 2003 period. The Company expects that it will be profitable for the year 2004 and that profits will exceed 2003 profits.


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In the third quarter of 2004, Colonial raised $2,550,000 by privately placing an aggregate of 1,020,000 shares of common stock at $1.25 per share, a warrant to purchase 150,000 shares at $3.00 per share, and four and five-year promissory notes due 2008 and 2009 in the aggregate principal amount of $1,275,000. Of these notes, $525,000 principal amount is convertible into common stock at $3 per share. The Company also entered into a $15 million secured loan facility with Wells Fargo Business Credit Inc. The Company used approximately $12,865,000 of the proceeds of this facility to repay its previous senior lender, LaSalle National Bank, and is using the balance for additional working capital.

Bernard Korn, CEO and Chairman of the Company, said, "We believe Colonial's future is promising. Universal, and its affiliates, have had significant increases in sales and operating profits in the past five years. We enjoy a superior reputation among customers, as well as a variety of exclusive and semi-exclusive distribution agreements with manufacturers. Our management is experienced and has the leadership qualities and focus to continue to grow and succeed." He added, "The funds we have raised and our new loan facility give us the liquidity to take advantage of special purchases and additional discounts, and should enhance the further growth of our Universal, RAL and American subsidiaries.

Universal, RAL and American sell multiple heating, cooling, plumbing, in-door air quality and fireplace product lines to commercial and residential contractors. They operate out of 18 locations in New Jersey, New York and Pennsylvania with over 310,000 square feet of warehouse space. They operate four regional training facilities for their employees and their customers' employees, have two engineering operations and five showrooms located in New Jersey, New York and Pennsylvania.

THIS PRESS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE "FORWARD-LOOKING" STATEMENTS, USUALLY CONTAINING THE WORDS, "BELIEVE," "ESTIMATE," "PROJECT," "EXPECT" OR SIMILAR EXPRESSIONS. THESE STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. FACTORS THAT WOULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, CONTINUED ACCEPTANCE OF THE COMPANY'S PRODUCTS IN THE MARKETPLACE, COMPETITIVE FACTORS, DEPENDENCE UPON THIRD-PARTY VENDORS, AND OTHER RISKS DETAILED IN THE COMPANY'S PERIODIC REPORT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. BY MAKING THESE FORWARD-LOOKING STATEMENTS, THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THESE STATEMENTS FOR REVISIONS OR CHANGES AFTER THE DATE OF THIS RELEASE.

                    For further information, please contact:

             Bernard Korn, Chief Executive Officer at (561) 368-2316
            William Salek, Chief Financial Officer at (973) 427-3320

                          (Financial Highlights Follow)


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                            COLONIAL COMMERCIAL CORP.
                                AND SUBSIDIARIES
                          SELECTED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                                                         THREE MONTHS ENDED
                                                   September 30,    September 30,
                                                        2004            2003
                                                        ----            ----
Sales                                               $ 16,185,005    $ 11,321,632

Cost of Sales                                         11,453,648       8,097,564
                                                    ------------    ------------

Gross Profit                                           4,731,357       3,224,068

Selling, general and administrative expenses, net      4,177,443       2,841,206
                                                    ------------    ------------

Operating Income                                         553,914         382,862

Other Income                                              58,280         134,780
Interest Expense                                        (249,463)       (149,182)
                                                    ------------    ------------

Income Before Income Taxes                               362,731         368,460

Income Tax (Benefit) Expense                            (476,351)         42,801
                                                    ------------    ------------

Net Income                                          $    839,082    $    325,659
                                                    ============    ============

Net Income Per Common Share:
  Basic                                             $       0.22    $       0.14
  Diluted                                           $       0.17    $       0.08

Weighted Average Common Shares Outstanding:
  Basic                                                3,747,715       2,292,468
  Diluted                                              4,940,318       3,881,522




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                            COLONIAL COMMERCIAL CORP.
                                AND SUBSIDIARIES

                          SELECTED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                                                           NINE MONTHS ENDED
                                                           ------------------
                                                    September 30,   September  30,
                                                        2004            2003
                                                        ----            ----
Sales                                               $ 44,859,290    $ 30,368,961

Cost of Sales                                         31,520,092      21,681,398
                                                    ------------    ------------

Gross Profit                                          13,339,198       8,687,563

Selling, general and administrative expenses, net     12,308,681       8,096,637
                                                    ------------    ------------

Operating Income                                       1,030,517         590,926

Other Income                                             240,557         274,911
Interest Expense                                        (622,515)       (447,606)
                                                    ------------    ------------
Income Before Income Taxes                               648,559         418,231
Income Tax Benefit                                      (554,778)        (19,163)
                                                    ------------    ------------

Net Income                                          $  1,203,337    $    437,394
                                                    ============    ============

Net Income Per Common Share:
  Basic                                             $       0.38    $       0.24
  Diluted                                           $       0.28    $       0.13

Weighted Average Common Shares Outstanding:
  Basic                                                3,164,125       1,833,352
  Diluted                                              4,368,017       3,339,205


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